[Letterhead of PRICEWATERHOUSECOOPERS LLP]   Exhibit 99.2f



                Report of Independent Accountants

The Board of Directors and Stockholders
Of SunTrust Mortgage, Inc. and Subsidiaries:

We have examined management's assertion about SunTrust Mortgage, Inc. and its subsidiaries' (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2005 included in the accompanying management assertion
(see Exhibit 1). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respects.


/s/ PricewaterhouseCoopers LLP


February 21, 2006




[Letterhead of SunTrust Mortgage]

                                                    Exhibit 1



Management's Assertion Concerning Compliance
        With USAP Minimum Servicing Standards


February 21, 2006


As of and for the year ended December 31, 2005, SunTrust Mortgage, Inc. and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company had in effect a SunTrust Banks, Inc. and subsidiaries fidelity bond and errors and omissions policy in the amount of $150 million.




/s/  Sterling Edmunds, Jr.
---------------------------
Division President, Capital Markets, Finance, & Administration
Chairman, Chief Executive Officer


/s/ Marvin L. Watts
---------------------------
Executive Vice President, Executive Servicing &
Operations Manager


/s/ John R. Purcell, Jr.
---------------------------
Executive Vice President, Servicing & Post Closing
Loan Servicing Manager